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                                                                    EXHIBIT 99.5


NRG ENERGY, INC.

FOR IMMEDIATE RELEASE:   MARCH 31, 2000

                      NRG Energy Unit Louisiana Generating
                              Completes Purchase of
               Cajun Electric Power Cooperative Generation Assets

MINNEAPOLIS (March 31, 2000) - NRG Energy, Inc. (NRG Energy), a wholly owned subsidiary of Northern States Power Company (NYSE: NSP), announced today that its wholly owned subsidiary Louisiana Generating LLC (Louisiana Generating) has completed the purchase of 1,708 megawatts of fossil fuel generating assets from Cajun Electric Power Cooperative, Inc. (Cajun). The stated price in the asset purchase agreement was $1.026 billion.

"The completion of the Cajun purchase brings a successful end to a long and complex bankruptcy process," said Craig Mataczynski, president and chief executive officer of NRG North America. "Louisiana Generating now will focus on providing low-cost, reliable energy that will help promote the economic growth of the region served by the member cooperatives. We will also focus on developing additional business opportunities in the region."

Louisiana Generating's fossil assets consist of two plants near New Roads, La., a two-unit, 220 MW gas-turbine generating station and a three-unit, 1,488 MW coal-fired generating station.

In October 1999, Louisiana Generating was confirmed as the winning bidder for the Cajun assets. Cajun had sought bankruptcy protection in December 1994 amid financial problems related to an investment in the River Bend Nuclear Power Plant near St. Francisville, La. Cajun produced and sold electricity to 11 distribution cooperatives, which deliver power to more than one million people in Louisiana, as well as to three off-system customers. Louisiana Generating will continue to serve the distribution cooperatives and off-system customers under a mix of long-term and short-term contracts.

NRG Energy is one of the world's leading independent power producers, specializing in the development, construction, operation, maintenance and ownership of electric generation facilities. Established in 1989, NRG is involved in over 28,000 MW of high quality projects throughout the United States, Europe, the Pacific Rim, and Latin America, utilizing diverse fuel types including natural and landfill gas, hydro, and solid fuels such as coal, lignite, biomass and refuse-derived fuel.

Certain information included in this press release contains statements that are forward-looking. Such forward-looking information involves risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of NRG Energy. For more information regarding these risks and uncertainties, review NRG Energy's filings with the Securities and Exchange Commission.


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CONTACTS:


Frank Rapley
Trudy Marshall
Directors Communications
NRG Energy, Inc.
612/373-5410
frank.rapley@nrgenergy.com